Exhibit 99.1

-BMS CONFIDENTIAL-

From: Lynelle Hoch
To: 2seventy bio employees
Date: Thursday, 3/13
Subject: Continuing our work together to bring Abecma to patients

Dear 2seventy bio colleagues,

Monday was an important day with the announcement that Bristol Myers Squibb (BMS) has entered into an agreement to acquire 2seventy bio. As the president of BMS’ Cell Therapy Organization, I have had a front row seat to witness the commitment and important work we have done together to ensure Abecma reaches patients who need it.

Your team has played a significant role in bringing Abecma from bench to bedside, and this asset has set a high bar in the industry for what is possible with cell therapy in multiple myeloma (MM) as the first cell therapy to target BCMA and the first to treat MM. Thank you to everyone at 2seventy bio for your incredible dedication and partnership with Celgene/BMS since 2013.

I believe the acquisition of 2seventy bio not only gives us an opportunity to continue on the important journey we have started for Abecma, but as one company, further strengthens our position to deliver transformational outcomes for patients.

As you’re aware, until the transaction closes, which is expected in Q2 2025, BMS and 2seventy bio will continue to operate as separate and independent companies; in other words, it’s “business as usual.” During this period, we will be forming our integration plans and are committed to expediting the transition after closing and communicating quickly and transparently throughout this process.

In the meantime, I look forward to visiting you in Cambridge on Tuesday, March 25 at 10:30 a.m. Thomas Potgieter, senior vice president, BMS Cell Therapy Development and Operations, and Paul Staid, vice president, Cell Therapy Product Strategy, will join me so we can have a dialogue with you and answer your questions.

BMS is well positioned in cell therapy with its two approved CAR T cell therapies against two distinct targets; deep clinical, manufacturing and translational capabilities; best-in-class pipeline, and exceptional, passionate individuals who bring our commitment to patients to life every day. Together with 2seventy bio, we have delivered many transformational firsts, and I believe this transaction will allow our list of achievements to keep growing.

We are excited to continue on this journey because we believe in the incredible potential of this transformational treatment modality. See you soon!

Sincerely,

Lynelle Hoch
President, Cell Therapy Organization
Bristol Myers Squibb

-BMS CONFIDENTIAL-

Cautionary Note Regarding Forward-Looking Statements

This document contains statements that are not statements of historical fact, or “forward-looking statements”, including with respect to the proposed acquisition of 2seventy bio, Inc. (“2seventy bio”) by Bristol Myers Squibb (“BMS”), the expected timetable for completing the transaction, future opportunities for the combined businesses, the expected benefits of BMS’s acquisition of 2seventy bio and the development and commercialization of Abecma. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms.  These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond 2seventy bio’s control and could cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements. Actual results may differ materially because of numerous risks and uncertainties including with respect to (i) the timing of the tender offer and subsequent merger, (ii) the number of shares of 2seventy bio common stock that will be tendered in the tender offer, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the merger agreement, (v) any competing offers or acquisition proposals for 2seventy bio, (vi) the possibility that various conditions to the consummation of the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed acquisition, including the response of business partners and competitors to the announcement of the proposed acquisition or difficulties in employee retention as a result of the announcement and pendency of the proposed acquisition. The actual financial impact of this transaction may differ from the expected financial impact described in this document. In addition, the compounds described in this document are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. No forward-looking statement can be guaranteed. Forward-looking statements in this document should be evaluated together with the many risks and uncertainties that affect BMS’s business and market, particularly those identified in the cautionary statement and risk factors discussion in BMS’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent Quarterly Reports on Form 10-Q, and 2seventy bio’s business, particularly those identified in the risk factors discussion in 2seventy bio’s Annual Report on Form 10-K for the year ended December 31, 2023, and its subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by BMS or 2seventy bio from time to time with the Securities and Exchange Commission (“SEC”). Neither BMS nor 2seventy bio undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements made in this document relate only to events as of the date on which the statements are made and readers are cautioned not to place undue reliance on such statements.

-BMS CONFIDENTIAL-

Additional Information and Where to Find It

The tender offer described in this document has not yet commenced.  This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of 2seventy bio or any other securities, nor is it a substitute for the tender offer materials described herein.  At the time the planned tender offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by BMS (“BMS”) and Daybreak Merger Sub Inc., a wholly owned indirect subsidiary of BMS, with the SEC, and a solicitation/recommendation statement on Schedule 14D-9 will be filed by 2seventy bio with the SEC.  The offer to purchase shares of 2seventy bio common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation statement, when available, and other documents filed with the SEC on the SEC’s website at www.sec.gov or by directing such requests to the information agent for the offer, which will be named in the tender offer statement.  The offer to purchase and related tender offer documents may also be obtained for free on BMS’ website at www.bms.com/investors or 2seventy bio’s website at www.ir.2seventybio.com.  In addition, BMS and 2seventy bio each files annual, quarterly and current reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

The information contained in this message is classified as internal and is intended for internal distribution only within 2seventy bio. You are expressly prohibited from forwarding all or part of this message or otherwise sharing its contents with anyone outside the company.